                                                                    EXHIBIT 2.7


Hugh M. Ray
State Bar No. 16611000
J. Van Oliver
State Bar No. 15258700
ANDREWS & KURTH L.L.P.
3700 Bank One Center, 1717 Main Street
Dallas, Texas 75201a
Telephone: (214) 659-4400
Telecopier: (214) 659-4401
ATTORNEYS FOR CREDITORS COMMITTEE

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION

IN RE:                                  (
                                        (
NATIONAL ENERGY GROUP, INC.             (        CASE NO. 98-80258-HCA-11
and BOOMER MARKETING CORPORATION        (        (JOINTLY ADMINISTERED)
                                        (
DEBTOR                                  (
                                        (
                                        (

                     PLAN OF REORGANIZATION SUBMITTED BY THE
                    OFFICIAL COMMITTEE OF UNSECURED CREDITORS


Dated: February 28, 2000
       Dallas, Texas

                                TABLE OF CONTENTS


ARTICLE I.   DEFINITIONS ...................................................... 1

ARTICLE II.  CLASSIFICATION AND IDENTIFICATION OF IMPAIRMENT
             OF CLAIMS AND INTERESTS .......................................... 10

    2.1     Administrative Expense Claims ..................................... 10
    2.2     Professional Compensation, Reimbursement Claims and Administrative
            Claims Bar Date ................................................... 10
    2.3     Priority Tax Claims ............................................... 11
    2.4     Statutory Fees Due the United States Trustee ...................... 11
    2.5     Involuntary Gap Claims ............................................ 11
    2.6     Cancellation of Warrants .......................................... 11
    2.7     The Classes of Claims and Equity Interest in the Debtors .......... 11

ARTICLE III. TREATMENT OF CLASSES OF CLAIMS AND EQUITY INTEREST ............... 11

    3.1     CLASS 1   Other Priority Claims: .................................. 11
    3.2     Class 2   Secured Arnos Claim ..................................... 12
    3.3     Class 3   Other Secured Claims: ................................... 12
    3.4     Class 4   Convenience Claims: ..................................... 13
    3.5     Class 5   Trade Claims (General Unsecured Claims): ................ 13
    3.6     Class 6   Note Claims: ............................................ 14
    3.7     Class 7   NEG Preferred Stock: .................................... 15
    3.8     Class 8   NEG Common Stock: ....................................... 15

ARTICLE IV.  TREATMENT OF IMPAIRED CLASSES OF CLAIMS AND INTERESTS ............ 15

    4.1     Voting of Claims and Equity Interests ............................. 15
    4.2     Nonconsensual Confirmation ........................................ 15
    4.3     Method of Distributions Under the Plan ............................ 16
    4.4     Objections to and Resolution of Administrative Expense
            Claims, Claims and Equity Interests ............................... 17
    4.5     Record Date for Distributions to Holders of Notes ................. 18
    4.6     Fees and Expenses of Norwest Trust ................................ 18
    4.7     Waiver of Subordination ........................................... 18

ARTICLE V.    TREATMENT OF EXECUTING CONTRACTS AND UNEXPIRED LEASES............ 19

    5.1      Assumption or Rejection of Executory Contracts
             and Unexpired Leases ............................................. 19
    5.2      Compensation and Benefit Programs ................................ 21

ARTICLE VI.   MEANS OF IMPLEMENTING THIS PLAN ................................. 21

    6.1      General .......................................................... 21
    6.2      Meetings of Stockholders of Reorganized Debtors .................. 21
    6.3      Directors and Officers of the Reorganized Debtors ................ 21
    6.4      Confidentiality Agreements with Interested Third
             Party Purchasers.................................................. 22
    6.5      Court Approved Format to Sell Rights of Noteholders to Receive
             New NEG Common Stock ............................................. 22
    6.6      New Board of Directors ........................................... 22

ARTICLE VII.  MEANS OF EXECUTION OF THIS PLAN, CREATION OF THE CREDITORS TRUST,
              PROSECUTION OF CAUSES OF ACTION, AND DISTRIBUTION OF ANY CASH,
              TRUST ASSETS AND LITIGATION PROCEEDS ............................ 22

    7.1      Orderly Prosecution .............................................. 22


ARTICLE VIII. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF
              THE PLAN ........................................................ 27

    8.1      Conditions to Confirmation ....................................... 27
    8.2      Conditions to Effective Date ..................................... 27
    8.3      Waiver of Conditions ............................................. 27
    8.4      Cramdown ......................................................... 27

ARTICLE IX.   RETENTION OF JURISDICTION ....................................... 28

    9.1      Jurisdiction ..................................................... 28
    9.2      Examination of Claims ............................................ 28
    9.3      Determination of Disputes ........................................ 27
    9.4      Additional Purposes .............................................. 27



ARTICLE X.    MISCELLANEOUS PROVISIONS ........................................ 29

   10.1     Amendment of the Plan ............................................. 29
   10.2     Revocation of Plan ................................................ 29
   10.3     Effective of Withdrawal or Revocation ............................. 29
   10.4     Effective of Withdrawal or Revocation ............................. 29
   10.5     Due Authorization By Creditors .................................... 29
   10.6     Implementation .................................................... 29
   10.7     Limitation of Liability in Connection with the Plan,
              Disclosure Statement and Related Documents and
              Related Indemnity: .............................................. 30
   10.8     Section Headings .................................................. 30
   10.9     Successors and Assigns. ........................................... 30
   10.10    Severability ...................................................... 30
   10.11    Recordable Order .................................................. 30

ARTICLE XI.   SIGNATURES ...................................................... 30

Hugh M. Ray
State Bar No. 16611000
J. Van Oliver
State Bar No. 15258700
ANDREWS & KURTH L.L.P.
3700 Bank One Center, 1717 Main Street
Dallas, Texas 75201a
Telephone: (214) 659-4400
Telecopier: (214) 659-4401
ATTORNEYS FOR CREDITORS COMMITTEE

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION

IN RE:                                  (
                                        (
NATIONAL ENERGY GROUP, INC.             (         CASE NO. 98-80258-HCA-11
and BOOMER MARKETING                    (         (Jointly Administered)
CORPORATION                             (
                                        (
        DEBTOR.                         (
                                        (

                     PLAN OF REORGANIZATION SUBMITTED BY THE
                    OFFICIAL COMMITTEE OF UNSECURED CREDITORS

         The Official Committee of Unsecured Creditors of National Energy Group, Inc. and Boomer Marketing Corporation, proposes the following plan of reorganization pursuant to section 1121 of the Bankruptcy Code (as defined herein). Reference is made to the Disclosure Statement (as defined herein) for, among other matters, a discussion of the Debtor's history and business operations, financial information concerning the Debtor's results of operations and a summary and analysis of this Plan.

                                   ARTICLE I.
                                  DEFINITIONS

         Unless the context otherwise requires, the following words and phrases have the meanings set forth below when used in initially capitalized form in this Plan. Words and phrases defined in the Bankruptcy Code and initially capitalized but not otherwise defined in this Plan have the meanings set forth in the Bankruptcy Code. In addition, the rules of construction contained in.
section 102 of the Bankruptcy Code apply to the construction of this Plan.

         1.1 Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Chapter 11 Cases under Sections 503(b) and 507(a)(l) of the

Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the business of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under Sections 330 or 503 of the Bankruptcy Code and any fees or charges assessed against the estates of the Debtors under Section 1930 of Chapter 123 of Title 28 of the United States Code.

         1.2 Administrative Claims Bar Date means with respect to an Administrative Expense Claim, thirty (30) days after the Effective Date.

         1.3 Allowed means, with reference to any Claim or Equity Interest, (a) any Claim against or Equity Interest in the Debtors which has been listed by the Debtors in their Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of Claim or Equity Interest has been filed, (b) any Claim or Equity Interest Allowed hereunder, (c) any Claim or Equity Interest which is not Disputed, or (d) any Claim or Equity Interest which, if Disputed, (i) as to which, pursuant to the Plan or a Final Order of the Bankruptcy Court, the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, or (ii) has been Allowed by Final Order; provided, however, that any Claim or Equity Interest allowed solely for the purpose of voting to accept or reject the Plan pursuant to a Final Order of the Bankruptcy Court shall not be considered an "Allowed Claim" or "Allowed Equity Interest" hereunder. Unless otherwise specified herein or by Final Order of the Bankruptcy Court, "Allowed Administrative Expense Claim," "Allowed Claim," or "Allowed Equity Interest" shall not, for purposes of computation of distributions under the Plan, include interest on such Administrative Expense Claim, Claim or Equity Interest from and after the Commencement Date.

         1.4 Amended NEG Certificate of Incorporation means the amended and restated Bylaws of Reorganized National Energy Group, that are approved pursuant to this Plan and shall go into effective on the Effective Date.

         1.5 Amended NEG Bylaws means the amended and restated Bylaws of Reorganized National Energy Group, Inc., which shall be in substantially the form contained in the Plan Supplement.

         1.6 Arnos or Arnos Corp. mean Arnos Corporation, a Delaware corporation.

         1.7 Arnos Escrow Funds proposes the $9.65 million deposit and in escrow with Bank One, N.A. in accordance with the Bid Order, together with the $61,250,0000 on deposit with the registry of the Court pursuant to the Court's prior order directing such deposit be made by Monday, December 17, 1999.

         1.8 Arnos Group means those certain affiliates of Arnos Corp., including, but not limited to Robert Mitchell, Carl Icahn and entities controlled directly or indirectly by Mr. Icahn.

         1.9 Arnos Secured Claim means the Claim asserted by Arnos Corp. with respect to the Debtors' indebtedness to Arnos Corp.

        1.10 Ballot means the form distributed to each holder of an impaired Claim or Equity Interest on which is to be indicated acceptance or rejection of the Plan.

         1.11 Bankruptcy Code means Title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

         1.12 Bankruptcy Court means the United States Bankruptcy Court for the Eastern District of Louisiana having jurisdiction over the Chapter 11 Cases.

         1.13 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under Section 2075 of Title 28 of the United States Code, and any Local Rules of the Bankruptcy Court.

         1.14 Bar Date means the deadline fixed by the Bankruptcy Court pursuant to Bankruptcy Rule 3003(c)(3) for filing proofs of Claims or Interests, except for Claims of governmental units under Bankruptcy Rule 3002(c)(1).

         1.15 Business Day means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

         1.16 Cash means Cash of the Debtors, cash equivalents and other readily marketable securities or instruments issued by a Person other than a Debtor, including readily marketable direct obligations of the United States of America, certificates of deposit issued by banks and commercial paper of any entity, including interest accrued or earned thereon as determined by the Court at Confirmation.

         1.17 Causes of Action means (a) all claims recoverable under Chapter 5 of the Bankruptcy Code, including, but not limited to, all claims assertable under Sections 544,546,546,548 and 550 of the Bankruptcy Code, (b) all claims owned by the Debtors pursuant to Section 541 of the Bankruptcy Code, including, without limitation, any and all other actions, causes of action, liabilities, obligations, rights, suits, debts, sums of money, damages, judgments, claims and demands whatsoever, whether known or unknown, in law, equity or otherwise of the Debtor, against third parties or otherwise on account of any indebtedness, and
(c) all other claims owed to or in favor of the Debtors to the extent not specifically compromised and released pursuant to this Plan or an agreement referred to or incorporated herein, including claims of NEG against present or former officers, directors, accountants and other professionals. Such Causes of Action will be preserved, retained and transferred to and owned thereafter by the Creditors Trust for enforcement by the Creditors Trust on the Effective Date.

         1.18 Chapter 11 Cases means the cases under Chapter 11 of the Bankruptcy Code commenced by the Debtors, styled In re National Energy Group, Inc., Chapter 11 Case No. 98-80258-A and In re Boomer Marketing, Inc., Case No. 98-80259, Jointly Administered, currently pending in the Bankruptcy Court.

         1.19 Claim means any right against the Debtor to (i) payments, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) an equitable remedy for a breach of performance, if the breach would give rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, or otherwise defined in the Bankruptcy Code and which was timely filed in the Case by the Bar Date.

         1.20 Claimant means the holder of a Claim against either of the Debtors.

         1.21 Claims Register shall mean the list of proofs of Claim prepared and maintained by the Clerk of the Bankruptcy Court.

         1.22 Class means a category of holder of Claims or Equity Interests as set forth in Article III of the Plan.

         1.23 Common Stock means the outstanding common stock of NEG.

         1.24 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

         1.25 Confirmation Hearing means the hearing held by the Bankruptcy Court enters the Confirmation Order on the docket.

         1.26 Confirmation Order means the Final Order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

         1.27 Convenience Claim means a General Unsecured Creditor Claim in an Allowed Amount of $1,000 or less or a claim in a greater filed or scheduled amount of the holder which agrees to reduce such creditor to $1,000 by so indicating on the Bank for noting on the Plan.

         1.28 Creditors' Committee means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to Section 1102 of the Bankruptcy Code.

         1.29 Debtors: National Energy Group, Inc. and Boomer Marketing Corporation.

         1.30 Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to Sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

         1.31 Debtors' Schedules means the Schedules of Assets and Liabilities, Statement of Financial Affairs and Statement of Executory Contracts, as each may be amended, filed by the Debtors with the Bankruptcy Court in accordance with
Section 521(1) of the Bankruptcy Code.

         1.32 Disclosure Statement means the Disclosure Statement filed by the Creditors' Committee under section 1125 of the Bankruptcy Code to accompany this Plan, as amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and Bankruptcy Rules.

         1.33 Disputed means the portion (including, when appropriate, the whole) of any Claim as to which: (a) a proof of Claim has been or been deemed timely and properly filed under applicable law or Final Order of the Bankruptcy Court, (b) an objection, motion to estimate, or complaint to determine the validity, priority or extent of any Lien asserted by the claimant with respect to the Claim has been timely filed; and (c) such objection, motion or complaint has not been withdrawn or granted, denied or otherwise determined by Final Order. Before the time that such an objection, motion or complaint has been filed, a Claim shall be considered Disputed (w) to the extent, if any, that the amount of the Claim specified in a proof of Claim exceeds the amount of any corresponding Claim scheduled by the Debtors in their Schedules; (x) in its entirety, if any corresponding Claim scheduled by the Debtors has been scheduled as disputed, contingent or unliquidated in the Schedules; (y) in its entirety, if any corresponding Claim scheduled by the Debtors in their Schedules places the Claim in a separate classification from that asserted in a proof of Claim, or (z) in its entirety, if no corresponding Claim has been scheduled by the Debtors in their Schedules.

         1.34 Disputed Claim means a claim against a Debtor (a) as to which an objection has been filed on or before the deadline for objecting to a claim by the Debtor or any party in interest in and which objection has not been withdrawn or resolved by entry of a Final Order, (b) a Claim that has been asserted in an amount greater than that listed in the Debtors' Schedules as liquidated in an amount and not disputed or contingent, or (c) that the Debtors' Schedules list as contingent, unliquidated or disputed.

         1.35 Disputed Claim Amount means the higher of the amount set forth in the proof of Claim or listed on the Schedules relating to a Disputed Claim; provided, however, if a Disputed Claim is estimated for allowance purposes under
Section 502 (c) of the Bankruptcy Code, the amount so estimated pursuant to Final Order of the Bankruptcy Court shall be the Disputed Claim Amount.

         1.36 Disputed Claims Reserve means a segregated account to be held in trust by the Debtor for the benefit of holders of Disputed Claims in accordance with the provisions of Article IV of the Plan.

         1.37 Effective Date means the first Business Day on which the conditions specified in the Plan have been satisfied, or waived in accordance with the Plan.

         1.38 Equity Interest means any share of common stock or other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

         1.39 Estates means the Debtors' Chapter 11 bankruptcy estates.

         1.40 Executory Contract means an unexpired lease or executory contract, within the meaning of section 365 of the Bankruptcy Code, in effect between or among the Debtors and any other Persons as of the Petition Date.

         1.41 Final Order means an order of the Bankruptcy Court or any other court of competent jurisdiction that has been entered on the docket of the Bankruptcy Court or such other court for ten (10) or more days and that is not then stayed or reversed.

         1.42 General Unsecured Claim means any Unsecured Claim other than a Convenience Claim.

         1.43 Initial Distribution Date means the date that is thirty (30) days subsequent to the Effective Date, or within ten (10) days thereof.

         1.44 Intercompany Claim means any Claim asserted against each other by either of the Debtors.

         1.45 Interpretation; Application of Definitions and Rules of Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified, all section, article, schedule or exhibit references in the Plan are to the respective Section in, Article of, Schedule to, or Exhibit to, the Plan. The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. The rules of construction contained in Section 102 of the Bankruptcy Code shall apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.

         1.46 Involuntary Gap Claim means any Unsecured Claim or Trade Claim entitled to priority and payment under Section 507(a)(2) of the Bankruptcy Code for the period December 4, 1998 through February 12, 1999.

         1.47 Lien shall have the meaning set forth in Section 101 of the Bankruptcy Code.

         1.48 Mineral Leases means any agreement pursuant to which NEG, as lessee, has been granted the right to explore for and produce oil, gas or other minerals.

         1.49 NEG Preferred Stock means collectively the series of preferred stock of NEG issued and outstanding by NEG as of the Petition Date, as defined hereinafter.

         1.50 New NEG Common Stock means the common stock of Reorganized NEG authorized and to be issued pursuant to the Plan. The New NEG Common Stock shall have a par value of $.01 per share and such rights with respect to dividends, liquidation, voting and other matters as are provided for by applicable nonbankruptcy law or in the Amended NEG Certificate of Incorporation and the Amended NEG Bylaws.

         1.51 NOL: Net operating losses of NEG.

         1.52 Note Claim means the holder of a Claim based upon holdings of Notes.

         1.53 Note Indentures means those Indenture relating to the 10 3/4% Series A, B, C and D Notes, of which Norwest Bank, N.A. or any affiliate thereof acts as an indenture trustee, and all successors thereto.

         1.54 Notes means that certain Series A of Senior Notes issued in November, 1996 in the aggregate principal amount of $100 million accruing interest at 10 3/4% and all such Notes issued in August, 1997 in the aggregate principal amount of $65.0 million and accruing interest thereon, together with the Series D Notes issued in December, 1997 for Series A, B, and C Notes which bear interest at 10 3/4% and mature November 1, 2006.

         1.55 Noteholders means holders of any Notes that were outstanding on the Petition Date.

         1.56 Office Lease means the Debtors' non-residential leases of real property for office space located at 1400 One Energy Square, 4925 Greenville Avenue, Dallas, Texas 75206.

         1.57 Oil and Gas Purchase Contracts means any agreement pursuant to which either of the Debtors has agreed with a third party for the purchase and sale of oil and/or gas produced from designated leases, fields or areas, and which sets forth the terms and conditions of purchase and sale.

         1.58 Operating Assets means the furniture, fixtures and equipment located at the office leave on the Petition Date.

         1.59 Other Priority Claim means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment under Section 507(a) of the Bankruptcy Code.

         1.60 Person means an individual corporation, partnership, limited liability company, association, joint-stock company, joint venture, estate, trust, unincorporated organization, government, governmental unit or any political substitution thereof.

         1.61 Petition Date means December 4, 1998, the date on which certain bondholders filed an Involuntary Petition in Bankruptcy Court against NEG in this Court

         1.62 Plan means this Chapter 11 Creditor's Committee plan of reorganization for NEG, including, without limitation, the Plan Supplement and all exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time.

         1.63 Plan Supplement means the forms of documents specified in Article __ of the Plan.

         1.64 Preferred Stock; Series B issued in June, 1994 and convertible into NEG common Stock at conversion rate of 1.625 per share. As of October, 1997, 38,687 shares were outstanding.

         1.65 Preferred Stock Series C issued in June, 1995 and convertible into NEG Common Stock at $2.00 per share. As of October, 1997, 23,000 shares were outstanding.

         1.66 Preferred Stock Series D: Issued in August, 1996, convertible into Common Stock at a rate of $2.25 per share.

         1.67 Preferred Stock Series E: Also issued in August 1996 and convertible into Common Stock at the conversion price of $2.25 per share. As of October 1997, 9,500 shares were outstanding.

         1.68 Prime Rate means the rate of interest charged by Bank One, N.A., to its best customers, as reported publicly.

         1.69 Priority Tax Claim means any Claim of a governmental unit of the kind specified in Sections 502(i) and 507(a)(8) of the Bankruptcy Code.

         1.70 Pro Rata Share means a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim or Allowed Equity Interest in a Class to the amount of such Allowed Claim or Allowed Equity Interest is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims or Allowed Equity Interests in such Class to the amount of all Allowed Claims or Allowed Equity Interests in such Class.

         1.71 Purchase and Sale Agreement means that certain Purchase and Sale Agreement between National Energy Group, Inc., as Seller and Arnos Corp., as Buyer dated as of November 1, 1999, as amended and as described in Exhibit "A" to the "Order Declaring Arnos Corporation and Exco as Respective High Bidder and Back Up Bidder signed by the Court on November 10, 1999. ("Bid Order").

         1.72 Quarter means the period beginning on the Effective Date and ending on the next of December 31, March 31, June 30 and September 30, and each three month period thereafter.

         1.73 Record Date means the date the Bankruptcy Court enters the order approving the Disclosure Statement

         1.74 Reorganized Debtors means Reorganized NEG and Reorganized Boomer.

         1.75 Reorganized NEG means NEG and Boomer Marketing Inc., or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

         1.76 Reserve shall have the meaning set forth in Articles III and VII of the Plan.

         1.77 Schedules means the schedules of assets and liabilities, the list of holders of Equity Interests, and the statements of financial affairs filed by the Debtors under Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto through the Confirmation Date.

         1.78 SEC means the Securities and Exchange Commission.

         1.79 Secured Claim means any Claim, to the extent reflected in the Schedules or a proof of Claim as being secured by a Lien or Security Interest (whether consensual or otherwise), to the extent it is secured by a valid, unavoidable Lien or Security Interest in Collateral, to the extent of the value of the Estates' interest in such Collateral, as determined in accordance with
Section 506(a) of the Bankruptcy Code and taking into account any other Secured Claims with respect to such Collateral not inferior in priority to such Secured Claim, or, in the event that such Claim is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of such setoff.

         1.80 Securities Act of 1933 means the Securities Act of 1933, as amended, including all rules and regulations thereunder.

         1.81 Subsequent Distribution Date means the date or dates after the Initial Distribution Date upon which the Reorganization Debtors make distributions in accordance with and pursuant to the terms of the Plan.

         1.82 Surplus Distributions shall have the meaning set forth in Article IV of the Plan.

         1.83 Tax Claims means a Claim by a governmental unit of the kind specified in Section 507(a)(8) of the Bankruptcy Code.

         1.84 Trade Claim means an Unsecured Claim for goods, materials or services provided to the Debtors or rendered to the Debtors in a ordinary course of business prior to the Petition Date. A Trade Claim shall not include a Bond Claim or a Rejection Claim.

         1.85 Unsecured Claim means any Claim that is not a Secured Claim, Administrative Expense Claim, Priority Tax Claim, Other Priority Claim.

         1.86 Warrants means any warrants authorized, issued or outstanding to purchase shares of Preferred Common Stock of the Debtors existing as of the Petition Date.

         The words "herein", "hereof and "hereunder" and other words of similar import refer to this Plan as a whole and not to any particular section, subsection or cause contained in this Plan, unless the contest requires otherwise. Whenever from the context it appears appropriate, each term stated in either the singular or the plural includes both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender include each of the masculine, feminine and the neuter gender. The section headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. In this Plan, "including" means "including without limitation."

         A term used in this Plan, not defined in this Plan and defined in the Bankruptcy Code has the meaning assigned to it in the Bankruptcy Code. A term used in this Plan, not defined in this Plan, not defined in the Bankruptcy Code and defined in the Bankruptcy Rules has the meaning assigned to it in the Bankruptcy Rules.

                                   ARTICLE II.
                      CLASSIFICATION AND IDENTIFICATION OF
                       IMPAIRMENT OF CLAIMS AND INTERESTS

         2.1 Administrative Expense Claims means except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or within ten (10) days thereof; provided, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession, to the extent authorized and approved by the Bankruptcy Court if such authorization and approval was required under the Bankruptcy Code, shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions.

         2.2 Professional Compensation, Reimbursement Claims and Administrative Claims Bar Date means all entities, including without limitation, the professionals employed by Court order and Norwest Bank & Trust Co., seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under Sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code or otherwise (a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by the date that is thirty (30 days after the Effective Date ("Administrative Claims Bar Date") or such other date as may be fixed by the Bankruptcy Court, and (b) if granted such an award by the Bankruptcy Court, shall be paid in full, in Cash such amounts as are Allowed by the Bankruptcy Court on the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or within ten (10) days thereof.

         2.3 Priority Tax Claims means except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or within ten (10) days thereof.

         2.4 Statutory Fees Due the United States Trustee means pursuant to 28 U.S.C. Section 1930(a)(6), the statutory fees of the United States Trustee shall be paid in Cash as such fees become due and payable.

         2.5 Involuntary Gap Claims. On the later of the Effective Date and the date an Involuntary Gap Claim becomes an Allowed Involuntary Gap Claim, or with ten (10) days thereof, and except to the extent a holder of an Allowed Involuntary Gap Claim agrees to a different treatment of such claim, each holder of an Allowed Involuntary Gap Claim shall receive cash in an amount equal to such Allowed Involuntary Gap Claim.

         2.6 Cancellation of Warrants. Any and all warrants of the Debtors shall be cancelled and be of no force and effect before and after the Effective Date.

         2.7 The Classes of Claims and Equity Interest in the Debtors are as set forth below:


Class 1 -- Other Priority Claims                             Unimpaired
Class 2 -- Secured Arnos Claim                               Unimpaired
Class 3 -- Other Secured Claims                              Unimpaired
Class 4 -- Convenience Claims                                  Impaired
Class 5 -- General Unsecured Trade Claims                      Impaired
Class 6 -- Note Claims                                         Impaired
Class 7 -- NEG Preferred Stock (Series, B, C, D and E)         Impaired
Class 8 -- NEG Common Stock                                    Impaired


                                  ARTICLE III.
               TREATMENT OF CLASSES OF CLAIMS AND EQUITY INTEREST



         3.1 CLASS 1 - OTHER PRIORITY CLAIMS:

         (a) Impairment and Voting. Class 1 is unimpaired by the Plan.
Each holder of an Allowed Other Priority Claim is deemed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

         (b) Treatment. Except to the extent that a holder of an Allowed Other Priority Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to such Allowed Other Priority Claim on the later of the Effective Date and the date such Other Priority Claim becomes an Allowed Other Priority Claim, or within ten (10) days thereof.

         3.2 CLASS 2 - SECURED ARNOS CLAIM:

         (a) Impairment and Voting. Class 2 is unimpaired by the Plan. The Arnos Claim is not entitled to vote to accept or reject the Plan.

         (b) Treatment. The remaining unpaid portion of Arnos Secured Claim that equals the accrued interest due thereon from December 1, 1999 through December 13, 1999 will be paid in full on the later of the Effective Date, the date that the Arnos Secured Claim becomes an Allowed Claim, or within ten (10) days thereafter.

         3.3 CLASS 3 - OTHER SECURED CLAIMS:

         (a) Impairment and Voting. Class 3 Other Secured Claims are not impaired and are not entitled to vote to accept or reject the Plan.

         (b) Treatment. At the option of the Creditors Committee or Creditors Trust, as the case may be, Allowed Other Secured Claims will be satisfied in one of the following manners:

                  (i) notwithstanding any contractual provisions or applicable laws that entitle the holder of an Other Secured Claim to demand or receive accelerated payment after the occurrence of a default, the legal, equitable and contractual rights to which the Claim entitles the holder thereof will be left unaltered and unimpaired. If applicable, any defaults that occurred before or after the Petition Date, other than defaults of the kind specified in Section 365(b)(2) of the Bankruptcy Code, will be cured on the Effective Date or as soon thereafter as is practicable; the maturity of such Claim shall be reinstated as it existed before such default; and the holder of such Claim shall be compensated for any damages incurred as a result of its reasonable reliance on such contractual provision or applicable law. In the alternative, at the option of the Creditors Committee or Creditors Trust, as the case may be, any Allowed Other Secured Claim may be satisfied in cash on the later of the Effective Date and the date such Claim is Allowed, or as soon thereafter as is practicable, in an amount equal to the Allowed Claim, provided that the aggregate amount of all Other Secured Claims which the Creditors Committee and Creditors Trust elect to satisfy in such manner shall not exceed $200,000 without the consent of the Creditors' Committee;

                  (ii) the collateral securing a particular Allowed Other Secured Claims will be abandoned to the holder of the Claim on the Effective Date or as soon thereafter as is practicable;

                  (iii) the Allowed Other Secured Claim will be paid in full in annual installments equal to the net cash flow attributable to the collateral which secures the Claim commencing on the first anniversary of the Effective Date, with final payment of all then-remaining amounts on the tenth anniversary of the Effective Date, with simple interest from the later of the Effective Date and the date such Claim is Allowed at the rate in effect under 26 U.S.C. Section 6621(b)(3) on the Confirmation Date unless the Bankruptcy Court determines that a different rate of interest should be used; or

                  (iv) such other treatment as the holder of the Other Secured Claim and the Creditors Committee or Creditors Trust, as the case may be, may otherwise agree.

                  Pursuant to Section 1111(b) of the Bankruptcy Code, if the Creditors Trust or Creditors' Committee elects to retain in the Creditors Trust or the Reorganized Debtor the collateral securing a non-recourse Other Secured Claim which is an Allowed Claim (and assuming the value of such collateral is not inconsequential), the holder of such Claim will be entitled to be treated as the holder of
         (x) an Other Secured Claim in an amount equal to the value of the Estate's interest in such collateral and (y) a General Unsecured Claim in an amount equal to the difference, if any, between the value of the Estate's interest in such collateral and the amount of such Allowed Claim, unless the application of Section 1111(b)(2) of the Bankruptcy Code is elected.

         3.4 CLASS 4 - CONVENIENCE CLAIMS:

         (a) Impairment and Voting. Class 4 is unimpaired by the Plan. Each holder of an Allowed Convenience Claim is unimpaired and is not entitled to vote to accept or reject the Plan.

         (b) Treatment. Except to the extent that an Allowed Convenience Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Convenience Claim as of the Record Date shall receive Cash in an amount equal to 90% of such Allowed Convenience Claim on the later of the Effective Date and the date such Allowed Convenience Claim becomes an Allowed Convenience Claim, or within ten (10) days thereof.

         3.5 CLASS 5 - TRADE CLAIMS (GENERAL UNSECURED CLAIMS):

         (a) Impairment and Voting. Class 5 is impaired by the Plan. Each holder of an Allowed General Unsecured Claim (excluding Notes) is entitled to vote to accept or reject the Plan.

         (b) Treatment. To the extent that holders of Allowed Trade Claims total in the aggregate less than $1.5 million, then each holder of an Allowed Trade Claim shall receive a Pro Rata Share equal to 70% of each such Allowed Trade Claim; provided, however to the extent that the aggregate of Allowed Trade Claims exceed $1.5 million, then such Class 5 Trade Claims shall be treated as part of Class 6 Note Claims under Section 3.6 hereof.

         3.6 CLASS 6 - NOTE CLAIMS:

         (a) Impairment and Voting. Class 6 is impaired by the Plan. Each Noteholder is entitled to vote to accept or reject the Plan.

         (b) Treatment. The Allowed Note Claims shall be the primary beneficiary of the Creditors Trust. The Creditors Trust shall utilize the Cash, Arnos Escrow Funds and any Proceeds recovered from prosecution of the Causes of Action ("Litigation Proceeds"), together with any proceeds received from the liquidation of miscellaneous assets of the Debtor, to pay in the order of their priority, Allowed Administrative Claims, Allowed Priority Claims, Allowed Priority Non-Tax Claims, Allowed Convenience Claims, Allowed Other Secured Claims and the Allowed Arnos Secured Claim ("Superior Claims"). After establishing a sufficient reserve to cover Dispute Claims and an administrative reserve to insure the continued viability and operation of the Trust, the Creditor Trust shall make the Initial Distribution and any Subsequent Distribution and Surplus Distribution to Norwest Bank, N.A., the Note Indenture Trustee, which, in turn, shall immediately distribute such proceeds to the holders of Allowed Note Claims on a Pro-Rata basis.

         (c) Additional Consideration to Class 6 Claims. In order to maximize the recovery of Allowed Class 6 Note Claims, the Creditors Committee shall have the right for a period of thirty (30) days following the latter of the entry date of the Confirmation Order or the Effective Date, within which to dispose of the remaining assets of the Debtors not otherwise specifically dealt with herein, including, but not limited to, the corporate entity itself, goodwill, net operating losses, Office Lease, furniture fixtures and equipment, miscellaneous oil and gas assets (collectively the "Remaining Assets") in one of two manners:

                  (i) First, to cause such Remaining Assets to be transferred, conveyed and assigned to the Creditors Trust for its liquidation, with the resulting proceeds to be distributed in accordance with the other provisions of this Plan. In that event, the Debtors shall be considered to be in the mode of a liquidation or be winding up their corporate affairs. To the extent necessary, the Creditors Committee may appoint one or more individuals, persons or entities to assume control of the winding up of the corporate affairs of the Debtors, including the Trustee of the Creditors Trust.

                  (ii) Second, and alternatively, the Creditors Committee may elect, within the above-described period of time, to cause the Reorganized Debtor to distribute to each holder of an Allowed Note Claim, determined as of the Record Date, such shares of Additional Common Stock as shall equal, in the sole discretion of the Creditors Committee, between 49% and 95% of then issued and outstanding Common Stock of the Reorganized Debtors, determined as of the Effective Date on a fully diluted basis (calculated after giving effect to the conversion of all series of Preferred Stock into Common Stock, as provided herein). To the extent that such distributions are, in fact, made, they shall be to the holders of Allowed Note Claims determined as of the Record Date and mailed to their addresses as they appear in the records of the Trustee under the Note Indenture. Prior to such distributions of Additional Common Stock, the Creditors Committee may sell, assign, or otherwise convey either the Remaining Assets or the rights to receive such Additional Common Stock to a third party or parties. The resulting proceeds received from the sale of such rights or Remaining Assets, as the case may be, shall be distributed by the Creditors Trust in accordance with the other terms of the Plan.

         (d) Right to Appoint Board of Directors. For a period of two years after the Effective Date, the Creditors Committee, if then acting, and, if not, then the Trust Committee or, in the alternative, if the Creditors Committee has elected to issue Additional Common Stock to the holders of Allowed Senior Note Claims or to sell such related rights to a third party or parties, then the Creditors Committee or such third party or parties shall respectively have the right to appoint all members of the Board of Directors of the reorganized Debtors for such period of time.

         3.7 CLASS 7 - NEG PREFERRED STOCK:

         (a) Impairment and Voting. Class 7 is impaired by the Plan. Each holder of Series B-E of NEG Preferred Stock is deemed to have rejected the Plan and shall not be entitled to vote to support or reject the Plan.

         (b) Treatment. As of the Effective Date, each holder of NEG Preferred Stock as of the Record Date shall be deemed to have converted their holdings of Preferred Stock into NEG Common Stock on the assumed basis of NEG's Common Stock being traded at 25 cents a share immediately prior to such conversion.

         3.8 CLASS 8 - NEG COMMON STOCK:

         (a) Impairment and Voting. Class 8 is impaired by the Plan. Each holder NEG Common Stock is deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

         (b) Treatment. Each holder of Common Stock as of the Record Date shall retain its Common Stock in NEG.

                                   ARTICLE IV.
              TREATMENT OF IMPAIRED CLASSES OF CLAIMS AND INTERESTS

         4.1 Voting of Claims and Equity Interests. Each holder of an Allowed Claim in an impaired Class of Claims shall be entitled to vote separately to accept or reject the Plan as provided in such Final Order as is entered by the Bankruptcy Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or in any other Final Order of the Bankruptcy Court.

         4.2 Nonconsensual Confirmation. If any impaired Class of Claims entitled to vote shall not accept the Plan by the requisite statutory majorities provided in Sections 1126(c) or 1126(d) of the Bankruptcy Code, as applicable, the Creditors Committee reserves the right to amend the Plan or undertake to have the Bankruptcy Court confirm the Plan under Section 1129(b) of the Bankruptcy Code or both.

         4.3 Method of Distributions Under the Plan.

         (a) In General. Subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made by the Creditors Trust to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of the Record Date, unless the Creditors Trust has been notified in writing of a change of address by such holder that provides an address for such holder different from the address reflected on the Schedules (for holders of Allowed Claims). All distributions under the Plan to holders of Notes with respect to their Allowed Claims shall be made to Norwest Bank, N.A., indenture trustee of the Notes and as disbursing agent for the holders of the Notes. Norwest Bank shall be entitled to receive reasonable compensation for such efforts.

         (b) Distributions of Cash. Any payment of Cash made by the Creditors Trust pursuant to the Plan shall be made, at the sole option of the Creditors Trust, by check drawn on a domestic bank, wire transfer, or any other method mutually agreeable between the Creditors Trust and the payee.

         (c) Timing of Distributions. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

         (e) Minimum Distributions. No payment of Cash less than one-hundred dollars ($100.00) shall be made by the Creditors Trust to any holder of a Claim unless a request therefor is made in writing to Creditors Trust.

         (f) Fractional Shares. No fractional shares of New NEG Common Stock or Cash in lieu thereof shall be distributed under the Plan. When any distribution on account of an Allowed Claim or Allowed Equity Interest pursuant to the Plan would otherwise result in the issuance of a number of shares of New NEG Common Stock that is not a whole number, the actual distribution of shares of New NEG Common Stock shall be rounded as follows: (i) fractions of 1/2 or greater shall be rounded to the next higher whole number, and (ii) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of shares of New NEG Common Stock to be distributed to a Class of Claims or NEG Equity Interests, as the case may be, shall be adjusted as necessary to account for the rounding provided in this Section 4.3(f).

         (g) Distributions to Holders as of the Record Date. As of the close of business on the Record Date, the claims register (for Claims) shall be closed, and there shall be no further changes in the record holders of any Claims. The Creditors' Trust and Reorganized Debtors shall have no obligation to recognize any transfer of any Claims occurring after the Record Date. The Creditors' Trust and Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under the Plan (except as to voting to accept or reject the Plan pursuant to Section 4.1 of the Plan) with only those record holders stated on either the Claims Register (for Claims) or Records of Norwest Bank, N.A. (for Notes) as of the close of business on the Record Date.

         (h) Distribution Withheld for Disputed Claims.

                  (i) Establishment and Maintenance of Reserve. On the Initial Distribution Date and each Subsequent Distribution Date, the Creditors Trust shall reserve from the distributions to be made on such dates to the holders of Allowed Claims in a particular Class, an amount of Cash equal to 100% of the distributions to which holders of Disputed Claims in such Class would be entitled under the Plan as of such dates as if such Disputed Claims were Allowed Claims in their Disputed Claim Amounts (the "Reserve").

                  (ii) Cash Held in Reserve. Any dividends to be paid on with respect to NEG Claims held in the Reserve shall be deposited in a segregated bank account or accounts in the name of Creditors Trust and designated as held in trust for the benefit of holders of Disputed Claims to the extent such Disputed Claim is ultimately Allowed. Cash held in the Reserve shall not constitute property of the Reorganized Debtors. The Creditors Trust shall invest the Cash held in the Reserve in a manner consistent with investment guidelines, which investment guidelines shall be included in the Plan Supplement. The Creditors Trust shall pay, or cause to be paid, out of the funds held in the Reserve, any tax imposed on the Reserve by any governmental unit with respect to income generated by the property held in the Reserve. The yield earned on such invested Cash (net of applicable taxes) shall be held in trust for the benefit of holders of Disputed Claims to the extent such Disputed Claim is ultimately Allowed.

         (i) Distributions Upon Allowance of Disputed Claims. The holder of a Disputed Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date shall receive distributions from the Reserve in accordance with and pursuant to the terms of the Plan on the next Subsequent Distribution Date selected by the Trust Committee during the Quarter that follows the Quarter during which such Disputed Claim becomes an Allowed General Unsecured Claim pursuant to a Final Order. Such distributions shall be made in accordance with the Plan based upon the distributions that would have been made to such holder under the Plan if the Disputed Claim had been an Allowed Claim on or prior to the Effective Date, without any post-Effective Date interest thereon.

         (j) Surplus Distributions to Holders of Allowed General Unsecured Claims. The following consideration shall constitute surplus distributions (the "Surplus Distributions") pursuant to the Plan: (i) distributions under the Plan to holders of Allowed Claims that are unclaimed for a period of one (1) year after distribution thereof; and (ii) to the extent that a Disputed Claim is not Allowed or becomes an Allowed Claim in an amount less than the Disputed Claim Amount, the excess of the amount in the Reserve over the amount actually distributed on account of such Disputed Claim. The Surplus Distributions shall be distributed to the holders of Allowed Note Claims pursuant to the Plan; provided, however, that the Creditors' Trust shall not be under any obligation to make any Surplus Distributions on a Subsequent Distribution Date unless the Cash to be distributed on a Subsequent Distribution Date aggregates $100,000 or more, unless the distribution is the last distribution under the Plan.

         4.4 Objections to and Resolution of Administrative Expense Claims, Claims and Equity Interests. Except as to applications for allowances of compensation and reimbursement of expenses under Sections 330 and 503 of the Bankruptcy Code, the Creditors Committee or Creditors Trust shall have the exclusive right to make and file objections to Administrative Expense Claims, Claims and Equity Interests subsequent to the Confirmation Date. All objections shall be litigated to Final Order; provided, however, that the Creditors Committee or Creditors Trust shall have the authority to compromise, settle, otherwise resolve or withdraw any objections, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Creditors Committee or Creditors Trust shall file all objections to Administrative Expense Claims that are the subject of proofs of Claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses), Claims and Equity Interests and serve such objections upon the holder of the Administrative Expense Claim, Claim or Equity Interest as to which the objection is made as soon as is practicable, but in no event later than ninety (90) days after the Effective Date or such later date as may be approved by the Bankruptcy Court.

         4.5 Record Date for Distributions to Holders of Notes. At the close of business on the Record Date, the transfer ledgers of Norwest Trust, as indenture trustee, agent and servicer of the Notes, shall be closed and there shall be no further changes in the record holders of the Notes. On or before the Effective Date, Norwest Trust shall certify to the Creditors Trust or the Reorganized Debtors the names and addresses of all holders of the Notes and the face amount of the Notes held by them as of the Record Date. Norwest Trust, as indenture trustee, agent and servicers of the Notes, and the Creditors Trust and Reorganized Debtors shall have no obligation to recognize any transfer of Notes occurring after the Record Date.

         4.6 Fees and Expenses of Norwest Trust. Notwithstanding anything to the contrary contained in the Plan, any fees and expenses of Norwest Trust incurred through the Effective Date with regard to any of the Notes, including reasonable legal fees and expenses incurred in connection with the Chapter 11 Cases, as determined by the Bankruptcy Court in accordance with the standard for allowance and payment of such charges under the respective Note Indenture (and not with reference to any "substantial contribution" or other standard applicable under Bankruptcy Code Section 503(b)(3), (4) or (5) or otherwise), shall be paid in full, in Cash as part of the Plan. As of the date hereof, Norwest Trust estimates that its fees and expenses, including legal fees and expenses, aggregate approximately $________.

         4.7 Waiver of Subordination. Subject to the provisions of this Plan, the distributions to the holders of Notes shall not be subject to levy, garnishment, attachment or other legal process by any holder of Senior Indebtedness (as such term is defined in each of the Note Indentures) by reason of claimed contractual subordination rights. On the Effective Date, all creditors shall be deemed to have waived any and all contractual subordination rights which they may have with respect to such distributions. The Bankruptcy Court in the Confirmation Order shall permanently enjoin, effective as of the Confirmation Date, all holders of Senior Indebtedness from enforcing or attempting to enforce any such rights with respect to such distributions to the subordinated creditors, including the holders of the Notes.

                                   ARTICLE V.
                        TREATMENT OF EXECUTING CONTRACTS
                              AND UNEXPIRED LEASES

         5.1 Assumption or Rejection of Executory Contracts and Unexpired
Leases.

         (a) Executory Contracts and Unexpired Leases. Pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases entered into prior to the Commencement Date that exist between the Debtors and any person shall be assumed or rejected (as set forth below) by the Debtors and/or Reorganized Debtors as of the Effective Date. Notwithstanding anything contained herein to the contrary, any executory contract or unexpired lease (i) which has been assumed pursuant to a Final Order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) which has been rejected pursuant to a Final Order of the Bankruptcy Court entered prior to the Confirmation Date, or (iii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed prior to the Confirmation Date shall be rejected or assumed in accordance with such motion or Final Order. Subject to the immediately preceding sentence, the executory contracts and unexpired leases described below and identified in Exhibits to the Plan or Disclosure Statement shall be deemed to be, respectively, assumed or rejected as follows:

                  (i) Joint Assumed Operating Agreements. Any Joint Operating Agreements not sold to Arnos Corp. under the Purchase and Sale Agreement shall be assumed and be rejected, as indicated in exhibits or pleadings filed with the Court prior to Confirmation. Subject to satisfactory agreement, regarding adequate assurance of future performance, all other Joint Operating or other similar Agreements that are not specifically listed in such exhibits or pleadings shall be deemed assumed.

                  (ii) Seismic Contracts. The Seismic Contracts specifically identified in Exhibit "A" shall be deemed rejected. All other Seismic Contracts shall be deemed assumed.

                  (iii) Oil and Gas Purchase Contracts. Any Oil and Gas Purchase Contracts not specifically identified and sold to Arnos Corp. under the Purchase and Sale Agreement shall be deemed rejected.

                  (iv) NEG Operating Agreements. All NEG Operating Agreements not sold to Arnos Corp. under the Purchase and Sale Agreement shall be deemed assumed or rejected depending on whether the Creditors Committee sells the Miscellaneous Asset and/or Class 6 Noteholders' rights to receive Additional Stock to a third party or parties.

                  (v) Office Leases. The Office Lease shall be deemed assumed or rejected depending on whether the Creditors Committee sells the Miscellaneous Asset and/or Class 6 Noteholders' rights to receive Additional Stock to a third party or parties.

                  (vi) Farmout Agreements, Easements, and Surface Rights. All Farmout Agreements, Easements, and Surface Rights, to the extent that they constitute executory contract and not sold to Arnos Corp. under the Purchase and Sale Agreement, shall be deemed assumed or rejected as indicated in the exhibits or pleadings filed by the Creditors Committee prior to the Confirmation Date.

                  (vii) Indemnification Agreements. All Indemnification Agreements of NEG shall be deemed rejected.

                  (viii) Notwithstanding the foregoing, any executory contract or unexpired lease not specifically rejected as heretofore provided (and not otherwise assumed or rejected), except as specifically identified in the exhibits or pleadings filed by the Creditors Committee prior to the Confirmation Date shall be deemed assumed.

                  (ix) To the extent that the holder of a Claim arising from the rejection of any contract, agreement or lease asserts a Secured Claim, the Debtors may file a motion under Section 506 of the Bankruptcy Code to limit the amount of such Secured Claim, an adversary proceeding to avoid the Security Interest taken for such Claim, and/or an objection to the Claim itself. To the extent such Claim is Unsecured, such Claim shall be treated as a General Unsecured Claim under Class 6 of the Plan.

                  (x) The listing of a document on exhibits or pleadings filed by the Debtors shall not constitute an admission by the Debtors or Reorganized Debtors that such document is an executory contract or an unexpired lease or that the Debtors or Reorganized Debtors have any liability thereunder.

         (b) Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases. Entry of the Confirmation Order shall constitute (i) the approval, pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to the Plan, (ii) the extension of time, pursuant to Section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume or reject the unexpired leases hereof through the date of entry of a Final Order approving the assumption or rejection of such unexpired leases, and (iii) the approval, pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to the Plan.

         (c) Cure of Defaults. Except as may otherwise be agreed to by the parties, within ninety (90) days after the Effective Date, the Reorganized Debtors shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed pursuant to the Plan in accordance with Section 365(b)(l) of the Bankruptcy Code.

         (d) Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to the Plan must be filed with the Bankruptcy Court and served upon the Debtors or Reorganized Debtors, or as otherwise may be provided in the Confirmation Order, by no later than thirty (30) days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, and (ii) notice of entry of the Confirmation Order. Any Claims not filed within such time will be forever barred from assertion against the Debtors, their estates, the Reorganized Debtors and their property. Notwithstanding anything to the contrary contained in the Plan, the Creditors Trust shall have until sixty
(60) days after a proof of Claim filed in accordance with this Article, to file an objection to such Claim.

         5.2 Compensation and Benefit Programs. Except as otherwise provided in the Plan, all employment and severance practices and policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their directors, officers or employees, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, indemnity agreements, incentive plans, workers' compensation programs and life, disability and other insurance plans are treated as executory contracts under the Plan and are hereby rejected pursuant to Sections 365(a) and 1123 (b)(2) of the Bankruptcy Code. Notwithstanding the foregoing, the "Stayput" Bonus and Employee's Severance Programs approved by the Court by order dated September 7, 1999 shall be assumed and the benefits due thereunder shall be paid to the designated recipients thereof by the Creditors' Trust. Any disputes as to the entitlement to such payments by any employee shall be treated as a Disputed Claim and resolved by the Court, after notice and hearing.

                                   ARTICLE VI.
                         MEANS OF IMPLEMENTING THIS PLAN

         6.1 General. On the Effective Date, the Management, Control and Operation of the Reorganized Debtors shall become the general responsibility of the Boards of Director of the Reorganized Debtors, who shall, thereafter, have the responsibility for the management, control and operation of the Reorganized Debtors.

         6.2 Meetings of Stockholders of Reorganized Debtors. In accordance with the Amended NEG Certificate of Incorporation, the Amended NEG Bylaws, as the same may be amended from time to time, the first annual meeting of the stockholders of the Reorganized Debtors shall be held on a date in calendar year 2000 selected by the respective Board of Directors of the Reorganized Debtors, and subsequent meetings of the stockholders of the Reorganized Debtors shall be held at least once annually each year thereafter.

         6.3 Directors and Officers of the Reorganized Debtors.

         (a) Boards of Directors.

                  (i) Reorganized NEG. Unless the Creditors Committee decides in its discretion to liquidate the Remaining Assets or sell the Class 6 Noteholder Rights to Remaining Additional stock to a third party or parties under Article V, the initial Board of Directors of Reorganized NEG shall consist of the following five individuals:

                  a. Katalin Kutasi
                  b. Joe Radecki
                  c. Darryl Schall
                  d. Peter Ehret
                  e. Chris Ryan

         6.4 Confidentiality Agreements with Interested Third Party Purchasers.

                  6.4.1 All Third Parties interested in purchasing the Noteholders' Rights to receive Additional Common Stock should execute a Confidentiality Agreement with the Committee. The Court shall approve the form of such Confidentiality Agreements and the Debtors will be third party beneficiaries.

                  6.4.2 The Debtors, senior management, accounting personnel, land, exploration, operating personnel shall make themselves available to answer questions of interested parties.

         6.5 Court Approved Format to Sell Rights of Noteholders to Receive Additional NEG Common Stock.

         The Creditors Committee may submit to the Debtors a form of bid for the sale of the rights of the Noteholders to receive Additional NEG Common Stock under the Plan. Such a sale shall not include the rights of Noteholders as beneficiaries under the Creditors Trust. The bid form shall contemplate a cash and/or stock format.

         Sealed offers shall be received three days in advance of, and reviewed by the Creditors Committee by the Effective Date. After evaluation by the Creditors Committee and its consultants, the Creditors Committee may select the highest and best offer and the bid deemed acceptable by the Creditors Committee in its sole discretion. The holders of Notes designate the Creditors Committee hereunder as their agent with full power of attorney and authority to negotiate the sale of such rights to receive Additional NEG Common Stock to a high bidder.

         6.6 New Board of Directors. The new Board of Directors will be appointed by the Creditors Committee in conjunction with the successor bidder, if any, of the Noteholders Rights to receive Additional Common Stock. In the event the Creditors Committee chooses not to proceed forward with a sale of the Noteholders' Rights to receive Additional NEG Common Stock, the Creditors Committee will have the exclusive right to appoint a Board of Directors consisting of at least five (5) members. The specific names of the slate of new directors will be submitted by the Creditors Committee at the conclusion of the hearing to approve the Disclosure Statement, if different from those discussed herein.

                                  ARTICLE VII.
           MEANS OF EXECUTION OF THIS PLAN, CREATION OF THE CREDITORS
                   TRUST, PROSECUTION OF CAUSES OF ACTION, AND
         DISTRIBUTION OF ANY CASH, TRUST ASSETS AND LITIGATION PROCEEDS

         7.1 Orderly Prosecution. As of the Effective Date, all Causes of Action shall be conveyed to and become the exclusive property of the Creditors Trust with a view to a subsequent prosecution and liquidation by the Trustee. In order to carry out an orderly prosecution of the Causes of Action, the Creditors Trust, its agents and professionals may appoint necessary personnel and may carry on operations, including the prosecution, trial and settlement of the Causes of Action, to obtain a fair and reasonable value for the Causes of Action for the benefit of creditors.

         (a) Creation of Trust. The Confirmation Order shall ratify the Creditors' Trust created by the Creditors' Committee. The Creditors Trust shall be established for the purpose of receiving as of the Effective Date (i) all Causes of Action, (ii) all Cash of the Debtors, (iii) Arnos Escrow Funds, plus accrued interest thereof as of the Confirmation Date, and (iv) other assets of NEG, including the Remaining Assets and Operating Assets, as provided in Section
3.6 herein, (collectively the "Trust Accounts").

         (b) Authorization. Except as otherwise provided in this Plan, the Creditors Trust shall have all of the following rights and powers:

                  (i) Maintain and administer the Causes of Action;

                  (ii) Employ, retain or replace professional persons;

                  (iii) Receive reimbursement of expenses;

                  (iv) Employ necessary personnel;

                  (v) Sell, liquidate, or otherwise dispose of the Trust Assets for cash, individually or in bulk, by public or private sale;

                  (vi) Invest the proceeds of such Trust Assets in accordance with this Plan;

                  (vii) Distribute the cash and proceeds from the sale, liquidation, settlement, prosecuting or other distribution of Trust Assets as soon as practicable; object to, settle, liquidate, or otherwise resolve all liabilities and undetermined claims; maintain possession of the originals of any and all instruments and documents pertaining thereto; pay all expenses incurred in connection with the administration of the Trust; calculate and make distribution to the holders of Allowed Claims all as set forth in this Plan;

                  (viii) Utilize such other powers as may be vested in the Creditor Trust by provision of this Plan under the Confirmation Order;

                  (ix) Sue and be sued;

                  (x) Release, convey, or assign any right, title or interest in or about the Trust Assets;

                  (xi) Such other activities are necessary to effectuate the provisions of the Plan; and

                  (xii) Prosecution to trial, judgment, final claim or settlement of all Causes of Action deemed appropriate by the Trustee, in its discretion to prosecute and/or litigate.

         (a) Operations of Trust. The Creditors Trust shall be directed in all things by the Trust Committee representatives provided for under this Plan and adopted in accordance with the procedures set forth in the Plan. Full and complete authority is conferred upon the Trustee to do and perform all acts, execute all documents, and make all payments and disbursement of funds directed to be done, executed, performed, paid and distributed by the provisions of this Plan.

         (b) Payment of Fees and Expenses: All fees and expenses of the Creditors Trust, the Trustee, its agents professionals and employees incurred in connection with objections to Claims, and in settlement, litigation and prosecution of Causes of Action and claims of NEG against third portions shall be paid by the Creditors' Trust. The Creditors Trust may establish reserves and accounts it may deem necessary to provide for the payment of fees, expenses and fund liabilities. All Trust Assets and proceeds shall be held in trust for the benefit of holders of Superior Claims and thereafter for the payment of Allowed Note Claims. Such funds shall not be subject to any Claim by Equity Interest Holders.

         NEG shall execute all necessary documents and cooperate fully with the Creditors Trust in effectuating the transfer of Causes of Action and Assets to the Trust. To the extent the Debtor has not designated an officer or representative to execute such documents, the Chairman of the Creditors Committee shall be vested with such powers hereunder and under Section 1142 of the Bankruptcy Code.

         (c) Allocation of Proceeds. The proceeds shall be allocated and distributed by the Creditors Trust in the following priority:

                  (i) reserves sufficient, in the judgment of the Trustee to pay for the ongoing Creditors Trust;

                  (ii) distribution on account of Allowed Superior Claims and then Allowed Note Claims as provided in this Plan. From time to time, prior to the complete liquidation of all Trust Assets, the Creditors Trust may make interim distributions in accordance with the Plan.

         (d) Investment of Funds. All Investment Amounts, including all sole proceeds and cash shall be invested and reinvested by the Creditors Trust in United States Treasury Bills or in certificated of deposits, demand deposit or interest-bearing accounts of banking institution acceptable to the Creditors Trust or such other investments as shall be prudent and appropriate under the circumstances, in such amounts and upon which term as a reasonable and prudent fiduciary would select and with a view toward sufficient liquidity to make the distributions contemplated by this Plan. All interest earned on such proceeds and other cash shall be retained by the Creditors Trust and distributed in accordance with this Plan.

         (e) Documents. All necessary documents for the implementation of this Plan shall be filed with the Court by the Confirmation Date and executed by the Creditor's Committee, Trustee and/or Trust Committee within thirty (30) days of the Effective Date.

         (f) Distribution. On the Distribution Dates, the Creditors Trust shall apply the proceeds and other Cash then on hand to the payment of expenses and claims in accordance with this Plan and the Bankruptcy Code.

         In the event the aggregate funds of the Creditors Trust on the Distribution Date, after establishment of reserves, are not sufficient to pay Allowed Claims required to be paid at that time, allocation, distribution and payment shall be in the priority established in this Plan and any partial payment to a Class shall be pro rata.

         Upon payment of all Allowed Superior Claims required to be paid prior to Class 6 Allowed Note Claims in accordance with this Plan and the Bankruptcy Code, the remaining process shall be distributed pro rata to the Class 6 Allowed Note Claims in accordance with the terms of this Plan. Prior to any distribution of cash or proceeds with respect to Class 6 Allowed Note Claims, the NEG Trust shall establish adequate reserves for undetermined or Disputed Claims that may become Allowed Claims after the Effective Date.

         If and when, in the opinion of the Creditors Trust, there is sufficient cash and proceeds to justify an interim distribution to creditors holding Class 6 Allowed Note Claims, it may make such interim distributions to holders of a Class 6 Allowed Note Claims as it deems appropriate in its sole and absolute discretion; provided that is shall maintain sufficient reserves as required in this Section.

         (g) Report to Trust Beneficiaries Court. Every six months after the Confirmation Date until the prosecution and liquidation of the Trust Assets and the distribution of the proceeds thereof is complete, the Creditors Trust shall submit a written report regarding the status of the Litigation and the distributions made during the preceding period.

         (h) Authorization. The Trust Committee shall be composed of three members: Katalin Kutasi, Chris Ryan; and Darryl Schall. The initial Trustee shall be _____________. All Classes of creditors that vote to accept the Plan hereby authorized the Creditors Trust to act on behalf and in place of such creditor to the extent provided herein and in any document and instrument delivered hereunder or in connection herewith, and to take such other action as may be incidental thereto including, without limitation, the exercise of any discretion in connection with any determination or decision required for the administration of the Plan and the granting of any waive, consent, amendment, suspension, supplementation, extension, renewal or other modification with respect to any and all provisions of this Plan on a conditional or unconditional basis.

         (i) Liability of the Creditors Trust. Neither the Creditors Trust, the Trust Committee, the individual representatives nor any of their respective employees or agents shall be liable for the payment of any estate liabilities, and no entity shall look to any of the foregoing parties for payment of such estate liabilities or obligations. The Trust Committee shall have no liability to any holder of an Allowed Claim except for intentional misconduct, and shall not be liable for any act or omission of any of its respective employees or agents.

         (j) Exculpation. Each Trust Committee member shall be entitled to rely upon advice of counsel concerning legal matters, and upon this Plan and any schedule, certificate, statement, report notice or other writing which it believes to be genuine or to have been presented by a proper entity. Except for it or their own intentional misconduct; neither the Trust Committee members, not any of their respective directors, officers, employees or agents shall (a) be responsible for any recitals, representations or warranties in contained in, or for the execution validity, genuineness, effectiveness or enforceability of this Plan (b) be under any duty to inquire into or pass upon any matter or to make any inquiry concerning the validity of any representation or warranty of the Debtor or the performance by the Debtor of its obligations or (c) in any event, be liable as such for any action taken or omitted by it or them. Each creditor agrees and acknowledges that the Trust Committee members make no representations or warranties will respect to the legality, validity, sufficiently or enforceability of this Plan.

         (k) Delegation of Powers. The Creditors Trust delegates such authority to the Trustee, its employees and agent as it shall reasonably deem necessary to perform its responsibilities under this Plan.

         (l) Resignation. Death or Removal. The Trustee may resign at any time upon thirty (30) days prior written notice to the other members of the Trust Committee. A member of this Trust Committee may be removed only for cause and upon notice and an opportunity for hearing. Appointment of a successor shall be by designation of each respective creditor.

         (m) Termination. Upon termination of the Creditors Trust created in this Article of the Plan, the powers and responsibilities of the Creditors Trust and its representatives shall terminate.

         (n) Amended and Restated Articles of Incorporation. The Amended and Restated Articles of Incorporation of the Reorganized Debtors, as amended, will satisfy the provisions of the Plan and Section 1129(a) and (b) of the Bankruptcy Code.

         (o) Implementing Documents. To implement this Plan, several documents will be signed and delivered or otherwise made effective, including the following documents:

                  o Amended and Restated Articles of Incorporation of National Energy Group, Inc.

                  o  Creditors Trust Agreement

                  o  Shareholders Agreement

                  o Order Directing the Payment of Arnos Escrow Funds to the Creditors Trust.

         Forms of these documents will be filed with the Bankruptcy Court by April 2, 2000. Thereafter, the Creditors Committee will provide a copy of the form of each of the documents to any party interest who requests it in writing. Written requests should be sent to: Van Oliver, Andrews & Kurth L.L.P. 37th Floor, 1717 Main St., Dallas, Texas 75201.

                                  ARTICLE VIII.
                      CONDITIONS PRECEDENT TO CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

         8.1 Conditions to Confirmation. The Bankruptcy Court will not enter the Confirmation Order unless and until each of the following conditions has been satisfied or duly waived (if waivable) pursuant to Section 8.3 below.

         (a) The documents implementing the Plan listed in Section 13.9 above and the terms and conditions embodies therein will be acceptable in form and substance to the Debtors, the Creditors Committee, Chase, the Standby Lenders and Bank Group; provided that no Creditor or committee shall have standing to object to the form of a document that has no material impact on them.

         (b) Entry of a Confirmation Order, acceptable in form and substance to the Debtors and the Creditors Committee, which will, among other things, make findings that particular sections of 1129 have been met, including, without limitation, (i) that the Debtors, the Creditors Committee Plan Participants and each of their Representatives has proposed and obtained confirmation of the Plan in good faith; (ii) that the Plan is in the best interest of Creditors and (iii) that the Plan is fair and equitable to holders of Claims and Equity Interests.

         8.2 Conditions to Effective Date. The Plan will not be consummated and the Effective Date will not occur unless and until each of the following conditions has been satisfied or duly waived (if waivable) pursuant to Section
18.3 below:

         (a) The Confirmation Order shall have been entered by the Bankruptcy Court in a form satisfactory to the Debtors, the Creditors Committee, Chase. the Standby Lenders and the Bank Group.

         (b) The Confirmation Order will authorize and direct the Creditors Committee and Creditors Trust, Debtors, and the Reorganized Debtors to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan, including those actions contemplated by the provisions of the Plan set forth hereinabove.

         8.3 Waiver of Conditions. The conditions to Confirmation and the Effective Date, may be waived in whole or in part by the Creditors Committee, at any time, without notice.

         8.4 Cramdown. The Creditors Committee hereby requests confirmation of the Plan under Section 1129(b) of the Bankruptcy Code if any Impaired Class does not accept the Plan in accordance with Section 1126 of the Bankruptcy Code, or if Classes 7 and 8 object to confirmation. The Creditors Committee reserves the right to modifY the Plan to the extent, if any, that confirmation pursuant to
Section 1129(B) of the Bankruptcy Code requires modification.

                                   ARTICLE IX.
                            RETENTION OF JURISDICTION

         9.1 Jurisdiction. Until this Chapter 11 Case is closed, the Bankruptcy Court will retain such jurisdiction as is legally permissible, including that necessary to ensure that the purpose and intent of this Plan are carried out and to hear and determine all Claims set forth herein that could have been brought before the entry of the Confirmation Order. The Bankruptcy Court will retain jurisdiction to hear and determine all Claims against the Debtors and to enforce all causes of action that may exist on behalf of the Debtors. Nothing contained in this Plan will prevent the Creditors Committee or Creditors Trust from taking such action as may be necessary in the enforcement of any cause of action that may exist on behalf of the Debtors and that may not have been enforced or prosecuted by the Debtors.

         9.2 Examination of Claims. Following the Confirmation Date, the Bankruptcy Court will further retain jurisdiction to decide disputes concerning the classification and allowance of the Claim of any Creditor and the re-examination of Claims that have been allowed for the purposes of voting, and the determination of such objections as may be filed to Creditors' Claims. The failure by the Creditors Committee to object to, or to examine, any Claims for the purposes of voting will not be deemed a waiver of their right to object to, or to re-examine, the Claim in whole or in part.

         9.3 Determination of Disputes. The Bankruptcy Court will retain jurisdiction after the Confirmation Date to determine all questions and disputes regarding title to the assets of the Debtors' estate, disputes concerning the Allowance of Claims, and determination of all causes of action, controversies, disputes, or conflicts, whether or not subject to any pending action, as of the Confirmation Date, for the Debtors to recover assets pursuant to the provisions of the Bankruptcy Code.

         9.4 Additional Purposes. The Bankruptcy Court will retain jurisdiction for the following additional purposes after the Effective Date:

         (a) to modify this Plan after confirmation pursuant to the Bankruptcy Rules and the Bankruptcy Code;

         (b) to assure the performance by the Creditors Trust to make Distributions under this Plan.

         (c) to enforce and interpret the terms and conditions of this Plan;

         (d) to adjudicate matters arising in these bankruptcy cases, including matters relating to the formulation and consummation of the Committee's Plan;

         (e) to enter such orders, including injunctions, as are necessary to enforce the title, rights, and powers of the Creditors Trust and Reorganized Debtor and to impose such limitations, restrictions, terms and conditions on such title, rights, and powers at this Bankruptcy (court may deem necessary;

         (f) to enter an order terminating this Chapter 11 Case;

         (g) to correct any defect, cure any omission, or reconcile any inconsistency in this Plan or the order of confirmation as may be necessary to carry out the purposes and intent of this Plan;

         (h) to allow applications for fees and expenses pursuant to Section 503(b) of the Bankruptcy Code; and

         (i) to decide issues concerning federal tax reporting and withholding which arise in connection with the confirmation or consummation of this Plan.

                                   ARTICLE X.
                            MISCELLANEOUS PROVISIONS

         10.1 Amendment of the Plan. This Plan may be amended by the Creditors Committee before or after the Effective Date as provided in Section 1127 of the Bankruptcy Code.

         10.2 Revocation of Plan. Creditors Committee reserves the right to revoke and withdraw this Plan at any time before the Confirmation Date.

         10.3 Effective of Withdrawal or Revocation. If the Creditors Committee revokes or withdraws this Plan before the Confirmation Date, or if the Confirmation Date or the Effective Date does not occur, then this Plan will be null and void. In such event, nothing contained herein will be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other person, or to prejudice in any manner the rights of the Debtors or any person in any further proceeding involving the Debtors.

         10.4 Effective of Withdrawal or Revocation. If the Creditors Committee revoke or withdraws this Plan before the Confirmation Date, or if the Confirmation Date or the Effective Date does not occur, then this Plan will be null and void. In such event, nothing contained herein will be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other person, or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

         10.5 Due Authorization By Creditors. Each and every Creditor who elects to participate in the Distributions provided for herein warrants that it is authorized to accept in consideration of the Claim against the Debtors the Distributions provided for in this Plan and that there are no outstanding commitments, agreements, or understandings, express or implied, that may or can in any way defeat or modify the rights conveyed or obligations undertaken by it under this Plan.

         10.6 Implementation. The Creditors Committee will be authorized to take-all necessary steps, and perform all necessary acts, to consummate the terms and conditions of the Plan.

         10.7 Limitation of Liability in Connection with the Plan, Disclosure Statement and Related Documents and Related Indemnity:

                  (a) The Creditors Committee and its members, attorneys and agents will neither have nor incur any liability to any entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, confirmation or consummation of the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken in connection with the Plan, the Disclosure Statement or the Confirmation Order, including solicitation of acceptances of the Plan; provided, however, that the provisions of this Section shall have no effect on the liability of any Plan Participant that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

         10.8 Section Headings. The section headings used in this Plan are for reference purposes only and will not affect in any way the meaning or interpretation of this Plan.

         10.9 Successors and Assigns. The rights and obligations of any Person named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such Persons.

         10.10 Severability. Should any provision in this Plan be determined to be unenforceable in whole or in part, such determination shall in no way limit or affect the enforceability and operating effect of any or all other provisions of this Plan.

         10.11 Recordable Order. The Confirmation Order shall be declared to be in recordable form and shall be accepted by any recording officer for filing and recording purposes without further or additional orders, certification or other supporting documents.

                                   ARTICLE XI.
                                   SIGNATURES

         The undersigned have executed this Plan as of the 25th day of February, 2000.


                                          Respectfully submitted,

                                          OFFICIAL CREDITORS COMMITTEE FOR
                                          NATIONAL ENERGY GROUP, INC./BOOMER
                                          MARKETING CORPORATION

                                          By: /s/ KATALIN KUTASI
                                             ----------------------------------
                                              Katalin Kutasi, Chairman

                                   SIGNATURES

         The undersigned have executed this Plan as of 28th day of Feb., 2000.


                                          Respectfully submitted,

                                          ANDREWS & KURTH L.L.P.


                                          By: /s/ VAN OLIVER
                                             --------------------------------
                                             Hugh M. Ray
                                             State Bar No. 16611000
                                             Van Oliver
                                             State Bar No. 15258700
                                             1717 Main Street, Suite 3700
                                             Dallas, Texas 75201
                                             Telephone: (214) 659-4400
                                             Facsimile: (214) 659-4401

                                             ATTORNEYS FOR THE COMMITTEE